                         FINANCIAL PUBLIC RELATIONS
                            CONSULTING AGREEMENT

THIS FINANCIAL PUBLIC RELATIONS CONSULTING AGREEMENT, made this 31st day of March, 1998, by and between: POWER TECHNOLOGY, INC. located at 1000 West Bonanza Road, Las Vegas, NV 89106 (hereinafter "COMPANY") and CARLISLE COMMUNICATIONS, located at 350 North Sycamore Avenue, Los Angeles, CA 90036 (hereinafter "CONSULTANT") engaged in providing financial public relations services.

        WITNESS THAT:

        WHEREAS, the COMPANY desires financial public relations services and financial consulting services and desires to employ CONSULTANT to provide such services as an independent contractor consultant, and CONSULTANT is agreeable to such employment, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

        NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants, the parties have agreed as follows:

        1. APPOINTMENT. The COMPANY hereby appoints CONSULTANT as its financial public relations counsel and hereby retains and employs CONSULTANT, on the terms and conditions of the Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of the Agreement.

        2. TERM. The term of this Agreement shall begin as of April 3, 1998 and shall be terminated on July 3, 1998, unless extended by mutual consent of the parties upon terms to be negotiated 15 days prior to the termination date.

        3. SERVICES. (a) CONSULTANT shall act, generally, as financial public relations counsel, essentially acting as advisor to the COMPANY with respect to communications and information (e.g. press releases, company profile, shareholder reports, etc.) as well as planning, designing, developing, organizing, writing and assisting in the distribution of such communications and information.
        (b) CONSULTANT shall seek to make the COMPANY, its management, its products and its financial situation and prospects, known to, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community. In addition, the CONSULTANT will focus on building a strong link with the COMPANY's existing shareholder base and provide a high level of communications with them as well as new shareholders.
        (c) CONSULTANT, in providing the foregoing services, shall not be responsible for the costs of providing the expenses for postage and long distance telephone calls to brokers. In addition, delivery service (e.g. Federal Express) as well as compensation to third party vendors, copywriters, staff writers, art and graphic personnel, printing, etc. CONSULTANT'S compensation under Paragraph 7 shall be deemed to not include these additional costs and expenses.

        4. LIMITATIONS ON SERVICES. The parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc.
Accordingly, CONSULTANT agrees:

        (a) CONSULTANT shall NOT release any financial or other information or data about the COMPANY without written consent and approval of at least one officer of the COMPANY.
        (b) CONSULTANT shall NOT conduct any meetings with financial analysts without informing the COMPANY in advance of the proposed meetings and the format or agenda of such meeting and the COMPANY may elect to have a representative of the COMPANY attend any such meetings.
        (c) CONSULTANT shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity, or group if CONSULTANT is aware that such information or data has not been generally released or promulgated.
        (d) CONSULTANT shall NOT release or use for any other purpose, data on the COMPANY'S investors or potential investors without the written commission of the COMPANY.
        (e) After notice by the COMPANY of a filing for a proposed public offering of securities of the COMPANY, and during any period of restriction on publicity, CONSULTANT shall not engage in any public relations efforts not in the normal course without approval of counsel for the COMPANY and of counsel for the underwriter(s), if any.

        5. DUTIES OF THE COMPANY. (a) COMPANY shall supply CONSULTANT on a regular and timely basis with all approved data and information about the COMPANY, its management, its products, and its operations and COMPANY shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT so that CONSULTANT may take corrective action. The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communication.
        (b) COMPANY shall promptly supply CONSULTANT with full and complete copies of all filings with all federal and state securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with CONSULTANT's assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, etc.
        (c) COMPANY shall promptly notify CONSULTANT of the filing of any registration statement for the sale of securities and of any other event which triggers any restrictions on publicity.
        (d) COMPANY shall contemporaneously notify CONSULTANT if any information or data being supplied to CONSULTANT has not been generally released or promulgated.
        (e) It is agreed that the CONSULTANT'S services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of a Certified Public Accountant or any work that is the ordinary purview of a registered Broker/Dealer.

        6. REPRESENTATION AND INDEMNIFICATION. The COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and data which it supplies to CONSULTANT and the COMPANY acknowledges its awareness that CONSULTANT will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions.

        7. COMPENSATION (a) The COMPANY shall pay CONSULTANT $5,000 USD per month for the term of this Agreement.
        (b) The COMPANY shall reimburse CONSULTANT for expenses (#3c). Any additional expenses will be on a pre-approved basis in writing.

        8. BILLING AND PAYMENT. The monthly base fee (#7a) shall be due and payable on the 3rd day of each month. Expenses shall be reimbursed bi-monthly (#7b).

        9. RELATIONSHIP OF PARTIES. CONSULTANT is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmen's compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

        10. TERMINATION. This Agreement may be terminated by either party. Upon termination, full compensation and payment of any outstanding expenses to CONSULTANT is required for COMPANY or receive all files, records, databases and material.

        11. ATTORNEY FEES. Should either party default in the terms or conditions of the Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

        12. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the party shall not operate or be construed as a waiver of any subsequent breach by the other party.

        13. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties.

        14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office of the party being notified.

        15. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by Agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed for all purposes by the laws of the State of California. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed the Agreement.

CARLISLE COMMUNICATIONS               POWER TECHNOLOGIES, INC.

By: /s/ Anita Carlisle                  By: /s/ Lee Balak
   --------------------                   --------------------
        Anita Carlisle                    Lee Balak, President

Dated:   April 3, 1998                Dated:   April 3, 1998
       ----------------                      -----------------
                                      3

                                                            PWTC/CCC AGREEMENT
                                                                   APRIL, 1998



                            POWER TECHNOLOGY, INC.

                                     AND

                        CONCEPT CONSULTING CORPORATION

                             CONSULTING AGREEMENT

                                 APRIL 1, 1998

                                                            PWTC/CCC AGREEMENT
                                                                   APRIL, 1998

                             POWER TECHNOLOGY, INC.
                              CONSULTING AGREEMENT

                                    BETWEEN

                      CONCEPT CONSULTING CORPORATION (CCC)

                                                  THE PARTY OF THE FIRST PART,

AND:

                         POWER TECHNOLOGY, INC. (PWTC)

                                                 THE PARTY OF THE SECOND PART,

WHEREAS:

a) CCC is a Nevada corporation, located at One World Trade Center, Long Beach, California, 90831-0800. CCC has experience relating to financial matters, the raising of capital for corporations, and financial connections for interested parties in the technology business as it pertains to United States communications, financing, and information on Power Technology, Inc. and it's principals. CCC is aware of past financial commitments, the parties involved, and a future planned infrastructure for this developing technology company, Power Technology, Inc.

b) PWTC requires assistance in the United States of America to acquire financial partners related to funding, working capital, and growth capital from interested parties in the technology business. This corporation, PWTC, with it's head office in Las Vegas, Nevada, is involved in the development of new technologies relating not only to the electric battery industry but to a variety of other technologies related to safety and the environment. The president of the company, Mr. Lee Balak, is a Canadian citizen, not located in the United States presently.

c) PWTC has engaged a United States Attorney to monitor and qualify the Over the Counter Bulletin Board Trading Company (PWTC) in the United States in preparation for the expansion into a commercial enterprise and a qualified reporting public company. CCC would be available to assist and provide financial connections to expand the corporate base of PWTC, coordinated through the President's office. As well, CCC would be available to assist in the organization of communications networks within the industry to further the interest in products to be produced by Power Technology, Inc.

d) PWTC requires a United States consultant, familiar with it's corporate affairs, to relay the message of it's technology to potential investor corporations and individual brokers from whom PWTC would enjoy support.

                                                            PWTC/CCC AGREEMENT
                                                                   APRIL, 1998

e) PWTC requires a United States consultant to introduce to United States licensed brokers, the nature of the PWTC business, with a view to furthering the interest and support for the battery technology of this corporation. CCC offers the ability to script announcements, and deliver organized material to interested parties.

f) CCC and it's principal, through it's experience as a financial programmer, the former president of a mortgage company, and it's association with contacts from around the world, as well as their extensive connections in the United States currently, all contribute to making CCC the candidate of choice for PWTC. PWTC intends to engage CCC in regard to achieving it's objectives in the United States, and around the world in relation to infrastructure development, and financial organization within the United States.

g) CCC and PWTC are agreeable to forming a business consulting relationship using the services of CCC to benefit PWTC along the lines of those parameters outlined above. This contract is contingent on the services of Brian Slobogian being provided for the benefits of PWTC through CCC.

NOW THEREFORE, IT IS AGREED THAT:

1) CCC agrees to become a consultant for financial matters, business organization, and corporate restructuring in relation to United States operations for PWTC effective 01 April, 1998.

2) PWTC agrees to engage CCC or nominee as it's consultant for financial matters, product development, and corporate structuring in relation to it's United States operations effective 01 April, 1998.

3) CCC agrees to a term on this contract for a period of one year through February 28, 1999, and thereafter, the contract is to be renewable for one year terms by mutual agreement between CCC and PWTC, dealing in the battery technology business.

4) CCC agrees to remain situated in the United States as the basis for operations in regard to it's dealings with PWTC.

5)   PWTC agrees to compensate CCC for their services on the following basis:

     i)     Monthly compensation for services    $5,000.00 USD paid quarterly
                                                 in stock.
     ii)    Monthly expenses within reason       Invoice - Payable on receipt
     iii)   Incidental & Travel Expenses         Invoice - Payable on receipt
     iv)    Annual bonus                         To be determined
     v)     Compensation for financial support
            and structuring assistance:          Nasdaq fee schedule
     vi) Options on 200,000 shares of PWTC at $4.00 per share exercisable within a two year period.

6) CCC agrees to maintain an office on behalf of PWTC as a corporate contact in regard to the distribution of information related to corporate operations in the United States, and the general and detailed plan for the promotion of Power Technology, Inc. in the United States.

7)   CCC & PWTC agree to proceed under this contract on a performance basis.

                                                            PWTC/CCC AGREEMENT
                                                                   APRIL, 1998

8) Termination of this contract will be for recognized non-performance, and will require a 60 day notice period to CCC with a buy out requirement to CCC from PWTC of 25,000 shares.

Now, therefore, it is agreed that this contract shall become effective as of the 1st Day of April, 1998, and that the working relationship between PWTC and CCC et al will be on a contract basis, corporate in nature.

AGREED AND ACCEPTED ON THIS 1 DAY OF June, 1998.
                           ---       ----    --
POWER TECHNOLOGY, INC.

PER:

          /s/ Lee Balak
      ----------------------
      (LEE BALAK, PRESIDENT)

AGREED AND ACCEPTED ON THIS 1st DAY OF June, 1998.
                            ---        ----    --

CONCEPTS CONSULTING CORPORATION

PER:

          /s/ B.W.Slobogian
     ----------------------------
     (BRIAN SLOBOGIAN, PRESIDENT)

                          IC HOLDINGS II, LLC
                 INVESTOR RELATIONS CONSULTING AGREEMENT

        THIS AGREEMENT ("Agreement") is between IC Holdings II, LLC ("ICC") and Power Technology, Inc ("PWTC"), located at 1000 West Bonanza Road, Las Vegas, Nevada 89106. The date of this Agreement is April 6, 1998 ("Effective Date").

        WHEREAS, ICC is engaged in the business of providing investor relation services to publicly traded companies.

        WHEREAS, PWTC is a corporation whose shares of common stock are publicly traded on the OTC Bulletin Board exchange under the symbol "PWTC".

        WHEREAS, PWTC desires to retain ICC to provide investor relations services to PWTC upon the terms and condition set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1. CONSULTING SERVICES. In consideration of the cash payments and the stock options outlined below, ICC shall provide PWTC with investor relations consulting services. Such services shall include representing PWTC with respect to corporate identity, education and public relations.

        2.  CONSIDERATION.

            (a) Upon the execution of this Agreement, PWTC shall pay ICC the sum of $3000.00. PWTC shall pay ICC an additional $3000.00 on the 10th day of each month hereafter for as long as PWTC continues to utilizes ICC's services pursuant to this Agreement.

            (b) In addition to the cash consideration set forth above, PWTC shall immediately grant ICC stock options entitling ICC, or its designated assignees, the right to purchase a total of 100,000 shares of the common stock of PWTC at the strike prices as follows:

                33,333 common shares at $2.00 per share
                33,333 common shares at $3.00 per share
                33,333 common shares at $4.00 per share

        Options to purchase 30,000 shares (30% of the total provided hereunder): 10,000 shares at $2.00, 10,000 shares at $3.00, 10,000 shares at $4.00 shall immediately vest in ICC, or its designated assignees. The remaining options shall vest in ICC, or its designated assignees, ratably over the twelve (12) month period commencing thirty (30) days after the Effective Date.

            (c) All stock options granted pursuant to this Agreement shall be exercisable for a period of five (5) years from the date that such options are granted.

            (d) The term of this contract shall be one year.

        3. REIMBURSEMENT OF EXPENSES. ICC shall incur certain expenses in connection with the consulting services rendered hereunder, including, but not limited to printing, web page set up and maintenance, facsimile, mail and courier, office, telephone, travel and entertainment. All expenses incurred by ICC on behalf of PWTC shall be borne by PWTC after it has authorized such expenses in writing. No written authorization from PWTC shall be necessary prior to incurring such telephone expenses, with the exception that should an extraordinary telephone expense occur, PWTC shall preauthorize the expenditure. To the extent that ICC pays any of such expenses directly. PWTC shall, within five (5) business days, reimburse ICC for such expenses upon submission of appropriate substantiation.

        4. STOCK OPTIONS. Within twenty (20) days from the vesting period for any Options granted to ICC hereunder, or a reasonable period thereafter subject to ICC's acceptance, PWTC shall direct its transfer agent to send to ICC one or more stock option certificates (as shall be requested by ICC) evidencing ICC's ownership of the Options granted herein that have vested in ICC. ICC understands that its ownership of the Options shall not be transferred, assigned, hypothecated, or otherwise, unless it shall have received PWTC's prior written approval, except to officers, directors, employees and/or associates of ICC. In the event that any class of PWTC stock is registered, all shares acquired through the stock options granted hereunder shall be registered shares. The filing of the registration statement shall have no bearing on the Vesting Period requirements hereunder for the Options.

        5. INDEMNIFICATION. Each party to this Agreement shall indemnify and hold harmless the other from and against any and all obligations, liabilities, damages, costs, and expenses, including reasonable attorneys' fees, which either may incur in connection with or attributable to any litigation that may arise as a result of either party representing and acting on behalf of the other pursuant to this Agreement, except to the extent that either party is found to be grossly negligent or having committed an act of intentional misconduct.

        6. APPLICABLE LAW; VENUE. Upon the execution of this Agreement by PWTC, this Agreement shall be deemed to have been executed in the state of Maryland. Accordingly, the validity, enforcement, and performance of this Agreement shall be governed and determined by the internal laws of the State of Maryland.

        7. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

        8. TERMINATION, MODIFICATION, OR WAIVER. This Agreement cannot be terminated or canceled except as expressly provided. This Agreement may be terminated by either party upon thirty (30) days prior notice and payment for all services rendered through the date of termination. All stock options and common stock shares earned and vested by ICC may not be canceled. No amendment, alteration, or change to this Agreement shall be effective unless in writing and signed by ICC and PWTC. Failure to exercise any remedy that ICC may have or any other acquiescence in the default of PWTC shall not constitute a waiver of any obligations of PWTC.

        9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns.

        10. COUNTERPARTS. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument.

        11. AUTHORITY. All provisions, terms and conditions of this Agreement have been duly consented to, ratified, approved, and adopted by the Board of Directors of the PWTC, and appropriate authority has been delegated to the undersigned officers of PWTC to execute this Agreement.

        12. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

        13. GENDER AND NUMBER. Where the context so requires, the masculine gender shall be construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

        14. FUTURE ACTS. The parties agree to execute and deliver such documents and perform any acts which are or may become necessary to effectuate and carry out the purposes of this Agreement.

        15. INTEGRATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements, arrangements and policies between the parties with respect to the subject matter hereof.

        16. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be furnished either by personal delivery, overnight mail or by certified mail, return receipt requested, to the principal office address of the party to whom such notice is being sent.

        Official Addresses: Investor Communications Company, LLC.
                            15245 Shady Grove Road
                            Suite 400
                            Rockville, Maryland 20850

                            Power Technology, Inc.
                            1000 West Bonanza Road
                            Las Vegas, Nevada 89106

        17. COPYRIGHTS. In support of its efforts under this agreement, ICC intends to enter into a separate contract with IC Services Corporation, to produce the corporate identity material. Corporate identity material includes media products such as corporate logos, investor fact sheet art work and layouts, and other digital images and designs. Any such material which is produced by IC Services Corporation as a result of this agreement is considered copyrighted material. It is understood by the parties to this agreement that the copyright for these materials shall remain the property of IC Services Corporation until the end of this agreement or conditions set forth in paragraph 8.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement this 6th day of April, 1998.

                                       POWER TECHNOLOGY, INC.

                                       By: /s/ Lee Balak
                                           ---------------------
                                           Lee Balak
                                           President/Director

                                       IC HOLDINGS II, LLC


                                       By: /s/ Mark H. Elenowitz
                                           ---------------------
                                           Mark H. Elenowitz
                                           Managing Partner

                             CONSULTING AGREEMENT



     This Consulting Agreement (the "Agreement") is entered into on April 13, 1998, by and between Power Technology, Inc., a Nevada corporation and its subsidiaries or affiliates (the "Company"), and SeaWay Trading, Inc., a Delaware corporation (the "Consultant").

     WHEREAS, the Company desires to expand, develop, and market its products technology including, but not limited to: development, marketing, and sales of their products. In addition, the Company warrants that their proprietary technology has been realized into a working prototype.

     In addition, the Company desires to expand its marketing into the international arena, and secure overseas protection of its proprietary technology, as well as secure a corporate representative office within the World Trade Center in Long Beach to achieve the aforementioned goals, subject to the Board of Directors approval.

     WHEREAS, the Company recognizes that the Consultant can contribute to the marketing, patenting, management, and development, of the Company.

     WHEREAS, the Company believes it to be important both to the future prosperity of the business and to the Company's general interest, to retain Consultant as consultant to the Company and have Consultant available to the Company, for consulting services in the manner and subject to the terms, covenants, and conditions, set forth herein;

     WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement, effective on April 8, 1998, to provide certain assurances as set forth herein.

     NOW THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants, and provisions, contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   RETENTION.   The Company hereby retains the Consultant during the
Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.

2.   CONSULTING PERIOD.   The Consulting Period shall commence on Monday,
April 8, 1998, and terminate no earlier than April 30, 1999.

3.   DUTIES OF CONSULTANT.   During the Consulting Period, the Consultant
shall use reasonable and best efforts, to perform those actions and responsiblities necessary to organize the marketing program via strategic alliances, on behalf of the Company and its subsidiaries and to assist in protecting the proprietary technology held by the Company, and international candidates for the marketing of the aforementioned product for the Company overseas (the "Services").

     Consultant shall render such services diligently and to the best of its ability. Consultant shall report to Mr. Lee Balak, President. Consultant shall present various opportunities to the Company, and the Company shall be under no obligation, to accept such opportunities.

4.   OTHER ACTIVITIES OF CONSULTANT.   The Company recognizes that Consultant
shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein. The Consultant shall provide services to other businesses and entities, other than the Company. Consultant shall be free to directly or indirectly, own, manage, operate, control, finance, acquire, invest, or participate, in the ownership, management, or otherwise with (collectively, be "Affiliated" with), any business or enterprise, engaged in any business including, but not limited to any business that is the same as, substantially similar to, or otherwise competitive with, adverse or otherwise, related to the Company. Consultant may be Affiliated with any entity, which may provide services to the Company. In the event Consultant is Affiliated with any entity which proposes to deal with the Company, Consultant shall disclose the nature of such relationship to the Company, prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from Mr. Lee Balak, or his, or the Company's designated representative. The Company hereby waives any conflict of interest that may arise from a relationship between Consultant and any entity, which Consultant is Affiliated with. This Agreement may be assigned by Consultant to an entity designated by Consultant, whether Affiliated or not Affiliated with Consultant and wherever located.

5.   COMPENSATION.   In consideration for Consultant entering into this
Agreement, the Company shall compensate Consultant as follows:

     a.   MONTHLY FEES AND BENEFITS.

          i.   RETAINER.   The Company shall pay to Consultant, a non-
          refundable, monthly retainer or USD$ 5,000.00, payable in S-8 stock. Such fee shall be paid monthly by the Company.
          ii.  EXPENSES.   The Company shall pay all such expenses reasonably
          incurred during the Consulting Period by the Consultant, for business purposes related to, or in the furtherance of, the goals and objectives of the Company and/or, the provision of the Services (collectively, "Company Purposes"), including, expenses reasonably incurred with respect to the Consultant's travel (including
          Business Class travel for flights), meals, entertainment, and other customary and reasonable expenses, for Company Purposes. The Company shall pay such expenses directly, or upon submission of bills, receipts, and/or vouchers by the Consultant, by direct reimbursement, to the Consultant. All expenses shall be pre-approved by the Company prior to their occurrence or such non-approved expenses are not required to be paid by the Company to the Consultant.

     d.   ACQUISITION AND DISPOSITION FEES.   The Company shall pay to
     Consultant the following fees for the acquisition of merger candidates or other entities, introduced through the efforts of Consultant, resulting in a merger or acquisition, in each year during the Consulting Period. Fees may be paid in cash or Common Stock, at the closing of each transaction:

          i. Six percent (6%) of the first USD$ 3,000,000 of gross asset value price or sale price, whichever is higher, in each year;
          ii. Five percent (5%) of the next USD$ 6,000,000 of gross asset value price or sale price, whichever is higher, in each year;
          iii. Four percent (4%) of the next USD$ 9,000,000 of gross asset value price or sale price, whichever is higher, in each year;
          iv. Three percent (3%) of the next USD$ 12,000,000 of gross asset value price or sale price, whichever is higher, in each year;
          v. Two percent (2%) of the next USD$ 15,000,000 of gross asset value price or sale price, whichever is higher, in each year;
          vi. One percent (1%) of the aggregate gross purchase and sales prices, whichever is higher, in each year, during the Consulting Period, in excess of USD$ 25,000,000.00, on any one year.

          All fee earned herein shall be due and payable in stock, based upon the bid price, on the day of execution, of this Agreement.

     e.   PAYMENT DATE.

          i. All fees under section 5(d) shall be payable quarterly, when earned.

7.   TERMINATION.   Subject to the cure provisions contained herein, the
Company may terminate the Consulting Period upon written notice. Termination shall not occur for a period of one year except for cause. Cause shall be defined as the Consultant fails to perform the duties outlined in this agreement in good faith and fails to properly service the Company's needs as reasonably expected under the implied "good faith" provisions herein. 30 days written notice shall be given to the Consultant with the opportunity to cure within 30 days. Such Notice of Termination shall state specifically the facts and circumstances claimed as the basis for said Termination for the Consulting Agreement. Such notice has to be approved by a majority of the Board of Directors of the Company.

     a. Not less than 15 days after receipt of the Notice of Intended Termination, Consultant shall have the opportunity to a full, complete, and fair hearing, in the presence of the majority of the Board of Directors. The Board shall present to Consultant, its reasons for the termination, including the specific actions, in action's, omissions, or other facts relied upon by the Board in making its determination that the Consultant shall have the right to rebut any evidence or allegations of wrongdoing and shall have the right to be represented by counsel of Consultant's choice, at such hearing. After such hearing, should the Board determine that this Agreement shall be terminated for Cause, it shall issue a written Final Notice of Termination to Consultant, approved by a majority of the Board of Directors, set forth in detail, the specific facts, conclusions, and findings of the Board, in determining that Cause exists for the termination of this Agreement. The Final Notice of Termination shall be effective 30 days from the original Notice of Termination unless otherwise ordered by a majority of the Board of Directors of the Company.

8.   NOTICE.   Any notice required, permitted, or desired to be given,
pursuant to any of the provisions of this Agreement, shall be deemed to have been sufficiently given or served for all purposes, if delivered in person, or sent via Certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service, to the parties at their addresses, set forth above. Copies of notices to Consultant shall be sent to the attention of the parties, at the below address. Notice to Consultant shall be sent to Consultant at the below address. Any party hereto may at any time and from time to time hereafter, change the address to which notice shall be sent hereunder, by notice to the other party given under this paragraph. The date of the giving of any notice sent via mail, shall be the day two days after the posting of the mail, except that notice of an address change shall be deemed given when received. The addresses of the parties are as follows:

TO CONSULTANT:                         TO THE COMPANY:
SEAWAY TRADING, INC.                   POWER TECHNOLOGY, INC.
One World Trade Center suite 800       1000 W. Bonanza Rd
Long Beach, California 90831           Las Vegas, Nevada 89106
Telephone: 562-983-8106                Telephone: 702-386-9144
Fax: 562-983-8124                      Fax: 702-386-9144

9.   WAIVER.   No course of dealing, nor, any delay on the part of either party in exercising any rights hereunder, will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement of application of any term, covenant, or provision, hereof, shall be deemed a continuing waiver, or a waiver of any other breach, default, or the waiver of any other application of any term, covenant, or provision.

10.  SUCCESSORS; BINDING AGREEMENTS.   Prior to the effectiveness of any
succession (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all, or good faith efforts in their performance of the covenants, conditions and obligations stated herein and any failure to do so is, a material breech of this Agreement.

17.  SEVERABILITY.   If any term, covenant, provision, or any part thereof,
is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant, provision, any other terms, covenants or provisions, or any subsequent application of such term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal, or unenforceable provision, the parties hereto intend that there shall be added, as part of this Agreement, a term, covenant, or provision, as similar in terms, to such invalid, illegal, or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal, and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day an year first written above.

SEAWAY TRADING, INC.                   POWER TECHNOLOGY, INC.

By: /s/ Sardi Carrano                  By: /s/ Lee Balak
    -------------------------          ---------------------
    Sardi Carrano - President          Lee Balak - President

                                                         Referral Fee Agreement
                                                   Power Technology, Inc. Et Al



                              REFERRAL FEE AGREEMENT


                                     BETWEEN


                           POWER TECHNOLOGY, INC. (PWTC)
                               (A Nevada Corporation)


                                        and


                              ALTEMUS WARNER LTD. (AW)
                             (A California Corporation)


                                        and


                        CONCEPT CONSULTING CORPORATION (CCC)
                               (A Nevada Corporation)


                                         and


                               SEAWAY TRADING LTD. (ST)
                              (A California Corporation)

                                                         Referral Fee Agreement
                                                   Power Technology, Inc. Et Al

                                REFERRAL FEE AGREEMENT


WHEREAS:

a) PWTC requires assistance from financial organizations in the United States related to financial support for the development of it's battery technology, for the commercial development of it's product, and for the introductions to industry groups related to the environmentally friendly battery technology developed by PWTC.

b) AW is a real estate brokerage company in Los Angeles with numerous contacts in the State of California and in numerous other states in the Continental United States.

c) CCC is a Nevada Corporation with previous working knowledge of the principals of PWTC and with mutual contacts shares with AW.

d) AW and CCC have referred several contacts to PWTC and for this referral, PWTC committed to payment of a fee in shares in the publicly trading company, PWTC.

e) AW and CCC have referred ST to PWTC, mutually recognized as a referral and confirmed as having provided a financial benefit to PWTC since the introduction at the beginning of April, 1998.

NOW THEREFORE, IT IS AGREED THAT:
1) PWTC and ST agree to compensate AW and CCC for the referral of ST effective 27th May, 1998 in the amount of 12,000 common shares in PWTC. 6000 shares to be supplied by PWTC and 6000 shares to be supplied by ST.
2) AW agrees to accept this payment as settlement for it's share of the referral fee for ST for work completed by ST through 1998.
3) CCC agrees to accept this payment as settlement for it's share of the referral fee for ST for work completed by ST through 1998.

IT IS FURTHER AGREED THAT:
1) New referrals provided to PWTC will take a position of stock in the company.
2) CCC and AW will be compensated for their introductory services based on Nasdaq formula for compensation, that formula being noted on Appendix A of this agreement.
3)   Compensation will be delivered once PWTC is a reporting company.
4)   Compensation is payable at the time the agreements are signed.
5) PWTC understands that referral fees between CCC and AW are to be split on a 50/50 basis and this formula, if accepted in this agreement, will be honored in future payments to these two corporations.

                                                         Referral Fee Agreement
                                                   Power Technology, Inc. Et Al

SIGNATURE PAGE:

Agreed and accepted in the City of Vancouver, in the Province of British Columbia, for Power Technology, Inc. (PWTC), on this 1 day of June, 1998.
                                                    ---       ----    --

POWER TECHNOLOGY, INC.

Per:


/s/ Lee Balak
-----------------------
(LEE BALAK, PRESIDENT)



Agreed and accepted in the City of Los Angeles, in the State of California, for Altemus Warner Ltd. (AW) on this ______ day of ________________, 19 ____.



ALTEMUS WARNER

Per:


------------------------
(BARRY WARNER, VICE PRESIDENT)


Agreed and accepted in the City of Los Angeles, in the State of California, for Concept Consulting Corporation on this 1st day of June, 1998.
                                           ---        ----    --


CONCEPT CONSULTING CORPORATION

Per:


/s/ B.W. Slobogian
--------------------------------
(B.W. SLOBOGIAN, PRESIDENT)


Agreed and accepted in the City of Long Beach, in the State of California, for Seaway Trading Ltd. on this ______ day of ___________________, 19 ____.



SEAWAY TRADING LTD.

Per:




------------------------
(VINCE CARRANO, VICE PRESIDENT)